CONTACT:    The Altman Group, Inc.
            (800) 467-0821 (toll free)

FOR IMMEDIATE RELEASE

           AIMCO PROPERTIES, L.P. ANNOUNCES EXTENSION OF TENDER OFFERS


                  DENVER, COLORADO, March 15, 2005 - As previously announced, AIMCO Properties, L.P. is offering to purchase units of limited partnership interest in the partnerships set forth below, subject to the terms of the respective Offers to Purchase (as amended and supplemented, the "Offers"). AIMCO Properties, L.P. has now extended the expiration date of each of the Offers to midnight, New York City time, on March 28, 2005. The Offers were previously scheduled to expire at midnight, New York City time, on March 17, 2005. AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offers, that as of the close of business on March 14, 2005, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


Name of Partnership                                     Number of Units Tendered
-------------------------------------                   ------------------------
Century Properties Fund XIV                                        232

Century Properties Fund XV                                       1,119

Century Properties Fund XIX                                      1,825

Century Properties Growth Fund XXII                              1,848

Davidson Growth Plus, L.P.                                         236.25

Davidson Income Real Estate, L.P.                                  418

Fox Strategic Housing Income Partners                              373

National Property Investors III                                     85


                  For further information, please contact The Altman Group, Inc. at (800) 467-0821 (toll free), which is acting as the Information Agent for the Offers.